Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this amendment of Registration Statement on Form F-1 (“Registration Statement”) of our report dated October 30, 2020, relating to the consolidated financial statements of ReTo Eco-Solutions, Inc. included in its annual report (Form 20-F) for the year ended December 31, 2019, which contained an uncertainty about the Company’s ability to continue as a going concern, and our report dated May 14, 2019 and as amended on July 24, 2019, relating to the consolidated financial statements of ReTo Eco-Solutions, Inc. included in its annual report (Form 20-F) for the year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

August 31, 2021